Exhibit 10.8

DEVELOPMENT AGREEMENT

Del Taco LLC, a California limited liability company (“Del Taco”), and the undersigned (the “Developer”) enter into this Development Agreement (this “Agreement”) as of the      day of             , 2015.

RECITALS

A. Del Taco engages in the business of owning, operating, and granting franchises to others to own and operate Del Taco restaurants for the sale of food items featuring Mexican-American dishes. Del Taco has developed a system with respect to its operations and management that includes (without limitation) the following items:

(1) Site selection and layout criteria;

(2) Designs for various types of standardized Del Taco buildings;

(3) Signs, graphics, names, logos and other decorative features;

(4) Recipes and menus;

(5) Furniture, fixtures and equipment specifications;

(6) Marketing and advertising materials;

(7) Operating procedures, including operating and management manuals;

(8) Training procedures and materials;

(9) Specifications for food products and supplies; and

(10) Other materials and procedures that Del Taco may develop and use in the development, construction and operation of Del Taco restaurants.

All of the above, as Del Taco may change or modify from time to time, shall constitute the “Del Taco System.”

B. Del Taco has established an excellent reputation and goodwill with the public with respect to the quality of products and services available at Del Taco restaurants, which reputation and goodwill have been and continue to be of major benefit to Del Taco and its franchisees.

C. The Developer recognizes the benefits from being identified with and licensed by Del Taco and being able to utilize the Del Taco System.

D. The Developer desires to obtain the right to develop Del Taco restaurants in the geographic area referred to in this Agreement, all upon the terms and conditions set forth in this Agreement.

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Now, therefore, in consideration of the foregoing and the covenants set forth below, the parties to this Agreement agree as follows:

1. Definitions. As used in this Agreement, the following words and phrases shall have the meanings indicated:

(a) “Affiliate” shall mean (1) any person controlling, controlled by or under common control with the Developer (as defined by the Securities Act of 1933, as amended, and the rules and regulations promulgated under that act), (2) any officer, director or more than 10% owner of the Developer or (3) any legal entity in which the Developer or any officer, director or more than 10% owner of the Developer has an interest of 10% or more.

(b) “Del Taco System” shall have the meaning defined in Recital A of this Agreement.

(c) “Development Area” shall mean, subject to Del Taco’s retention of rights pursuant to the terms and conditions of Section 13 of this Agreement, that geographic area, if any, described on Exhibit A to this Agreement.

(d) “Development Fee” shall mean the fee that the Developer pays to Del Taco in consideration of the Development Rights granted in this Agreement as set forth in Section 5 of this Agreement.

(e) “Development Rights” shall mean the rights to develop Restaurants in accordance with this Agreement.

(f) “Development Schedule” shall mean the schedule for the submission of Site Approval Packages and the development of Restaurants as set forth on Exhibit B to this Agreement.

(g) “Restaurant” or “Restaurants” shall mean one or more Del Taco restaurants.

(h) “Site Approval Package” shall mean the information and forms required by Section 7 of this Agreement.

(i) “Alternative Point(s) of Distribution” shall mean those locations as further defined in Section 13(c) of this Agreement.

2. Grant of Development Rights. Del Taco hereby grants to the Developer, subject to the terms and conditions of this Agreement and as long as the Developer complies with this Agreement and all other agreements with Del Taco, the exclusive Development Rights for Restaurants identified on Exhibit B. The Developer shall have the exclusive rights to develop Restaurants in the Development Area for the term of this Agreement. The Developer shall submit Site Approval Packages and shall develop and open the total number of Restaurants set forth on and in accordance with the Development Schedule. This Agreement is not a franchise agreement and does not grant the Developer any right to use the Del Taco System or any part of the Del Taco System. The Developer shall have no right under this Agreement to license others to use the Del Taco System or any part of this Del Taco System.

3. Term. This Agreement and all Development Rights shall expire immediately upon the required opening date for the last Restaurant set forth on the Development Schedule or the actual opening date for the last Restaurant, whichever first occurs, unless sooner terminated in accordance with the terms and conditions of this Agreement.

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4. Time of Essence. Time is of the essence of this Agreement.

5. Fees. The Developer shall pay to Del Taco the following fees:

(a) In consideration of the Development Rights granted in this Agreement, the Developer shall pay to Del Taco a fully non-refundable Development Fee of $35,000 for the first Restaurant scheduled for opening and $10,000 for each additional Restaurant scheduled for opening, payable upon execution and delivery by the Developer of this Agreement. Del Taco shall earn the Development Fee upon the execution of this Agreement and shall not have any obligation to refund any portion of the Development Fee.

(b) Upon the execution by the Developer of a Franchise Agreement, Del Taco shall credit from the Development Fee $35,000 for the first Restaurant scheduled for opening and $10,000 for each subsequent Restaurant scheduled for opening towards the initial franchise fee for each of those Restaurants. The Developer shall pay the balance of the initial franchise fee for the second and each subsequent Restaurant scheduled for opening. The Developer acknowledges that, once it has executed a Franchise Agreement for a Restaurant, the Developer will not have the right to a refund of any portion of the foregoing fees.

(c) Any amount owing from the Developer to Del Taco pursuant to this Section 5, if not paid when due, shall bear interest at the rate of seven percentage points in excess of the prime rate per annum, subject to any applicable limits imposed by California law, after the due date until paid.

6. Services by Del Taco. Del Taco shall provide to the Developer one copy of the following:

(a) Del Taco’s standard site selection criteria as then in effect;

(b) Sample site plans and layouts; and

(c) A standard construction package (which Del Taco may modify from time to time), including (without limitation) plans and specifications, with the understanding that the Developer shall adapt the plans and specifications, at the Developer’s expense, for use at any approved site.

7. Site Selection. The Developer shall complete and submit the forms and information that Del Taco may require from time to time in connection with any proposed site for a Del Taco restaurant. In addition, the Developer shall submit financial information relating to the Developer’s then current financial condition and the expected development costs and projected results of operation of the Restaurant proposed for development on the proposed site as required by Del Taco from time to time. Within 45 days after its receipt of all of the required information, Del Taco shall approve or reject any proposed site by written notice to the Developer. Del Taco shall have the right to refuse to approval any site if (i) the site does not conform with general site selection criteria we establish from time to time, including, without limitation, demographic characteristics, traffic patterns, parking accommodations, character of the neighborhood, competition from other

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businesses, or any reasonable conditions as determined by Del Taco in its sole discretion; (ii) the Developer fails to meet Del Taco’s then current financial and operational requirements for developers, franchisees and/or the development of Restaurant; or (iii) if the Developer is in default under this Agreement or any other agreement with Del Taco. Del Taco’s approval of any site shall not constitute any representation, warranty or guarantee by Del Taco that the site will constitute a successful location for a Restaurant. Del Taco shall have the right to refuse to approve any site within one mile of a Restaurant located or proposed for development outside the Development Area, if any. Only a duly-authorized officer of Del Taco has the authority to approve any proposed site, which approval must take place in writing. Any other approvals, whether oral or written, shall have no force or effect. In connection with the Developer’s acquisition of the real estate for any Restaurant, the Developer shall submit a draft of any lease or sublease agreement for the real estate to Del Taco for its review and approval prior to the Developer’s execution of any final lease or sublease agreement. The lease or sublease agreement shall include the following provisions:

(a) The landlord shall agree to send to Del Taco a copy of any notice of default;

(b) In the event of default by the Developer, Del Taco shall have the right, but not the obligation, to cure the default and assume the rights of the Developer under the lease;

(c) The lease shall restrict the use of the real estate to a Del Taco restaurant for as long as the Franchise Agreement remains in effect;

(d) The landlord shall consent to the use by the Developer of Del Taco’s signage and proprietary marks;

(e) The furniture, fixtures and equipment shall remain the personal property of the Developer (or the Developer’s equipment lessor);

(f) The Developer shall have the unrestricted right to assign the lease to Del Taco or another franchisee of Del Taco;

(g) The Developer shall have the right to remodel every five years, pursuant to the terms of the Franchise Agreement;

(h) The Developer shall have the right to de-identify the premises upon the termination or expiration of the Franchise Agreement and Del Taco shall have the right to enter the premises and de-identity the premises if the Developer fails to do that;

(i) The Landlord shall agree not to operate or allow the operation of any land owned or controlled by the landlord within a one-mile radius of the premises for a competing Mexican quick service restaurant;

(j) The lease shall have a term at least equal to the term of the Franchise Agreement; and

(k) The lease shall provide that no amendment of any of the foregoing provisions may take place without the written consent of Del Taco.

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Del Taco may, at its option, require Developer and its landlord to execute a lease addendum, incorporating the above provisions, in such form as Del Taco may designate. Del Taco, in its sole and absolute discretion, may waive any one or more of the foregoing requirements, and the Developer shall not have any rights or claims against Del Taco if Del Taco waives or fails to insist on the compliance with any of the foregoing requirements.

8. Franchise Agreement. Subject to Del Taco’s written approval of a proposed site and the construction plans for the Restaurant proposed for development at the site, Del Taco shall send the Developer a Franchise Agreement for the proposed site using the then current form of Franchise Agreement being offered to new Del Taco franchisees. Within 10 days (or any longer time required by law) after the receipt of the Franchise Agreement from Del Taco for an approved site, the Developer shall execute the Franchise Agreement and return it to Del Taco, together with all payments then due Del Taco. Promptly upon Del Taco’s receipt of the properly-executed Franchise Agreement and all payments then due Del Taco, Del Taco shall execute the same and return a copy to the Developer. If Del Taco does not receive the properly-executed Franchise Agreement and all payments than due Del Taco within that 10-day period, Del Taco shall have the right to revoke its approval of the proposed site and, if Del Taco revokes its approval, the Developer shall have not have any right to open a Restaurant on that site.

9. Acquisition, Development and Construction of Restaurant Site. The Developer shall have sole responsibility for the acquisition (through purchase, lease, sublease or otherwise), development and construction of a Restaurant on the approved site.

10. Pre-Construction Obligations of Developer. The Developer shall not begin construction of any Restaurant unless the following events have taken place:

(a) Del Taco has approved the site, without conditions, in accordance with Section 7 of this Agreement.

(b) The Developer has obtained the right to use the site, either by purchase or lease, and has obtained all necessary permits, governmental approvals, and other necessary rights to construct, maintain and operate a Restaurant on the approved site.

(c) Del Taco has approved the Developer’s Site Approval Package and final site plan, layout and construction plans, with the understanding that Del Taco’s approval of a Site Approval Package and any site plan, layout or plans does not constitute any representation, warranty or guarantee by Del Taco regarding the future success of the site for a Restaurant.

11. Construction Requirements. As soon as the Developer has acquired the right to use the site, obtained all necessary permits and governmental approvals; otherwise obtained the rights to construct, maintain and operate the Restaurant; and entered into a construction contract for the Restaurant, the Developer shall notify Del Taco and shall commence construction of the Restaurant in accordance with the following terms and conditions:

(a) Unless the Developer is remodeling an existing building, the Developer shall construct the Restaurant in accordance with the site plan approved by Del Taco for the Restaurant and with Del Taco’s standard construction plans, specifications and layouts, subject, however, to any alterations required by any applicable law, regulation or ordinance. Del Taco shall approve or reject any

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proposed site plan within 15 days after the receipt of the same from the Developer. If the Developer must make any alterations to the site plan approved by Del Taco or to any of Del Taco’s construction plans, specifications or layouts, for any reason, Del Taco must approve those alterations before the Developer begins any work. The Developer acknowledges that Del Taco’s approval of any alterations to its standard construction plans, specifications or layouts does not constitute any representation, warranty or guarantee by Del Taco that the alterations will result in the construction of a successful, operating Restaurant or comply with local building codes or ordinances. The Developer shall pay the cost, including engineering and architectural fees, incurred in obtaining approvals by the appropriate governmental authorities of the site plan, construction plans, specifications and layout.

(b) If Developer is remodeling an existing building, Del Taco must approve all remodel plans and specifications before the Developer begins any work.

(c) During the course of construction of the Restaurant, the Developer shall permit authorized personnel of Del Taco to enter the Restaurant at any time during normal business hours, with or without notice, for the purpose of inspecting and examining the construction of the Restaurant to ascertain whether it complies with the terms of this Agreement. The Developer shall cooperate and shall cause its general contractor to cooperate with Del Taco’s representatives by rendering any assistance reasonably requested. Upon notice from Del Taco, the Developer, at its sole cost and expense, promptly shall correct any deficiencies detected by an inspection.

12. Restrictions on and Obligations of the Developer. The Developer acknowledges and agrees as follows:

(a) This Agreement includes only the right to select sites for the construction of Restaurants and to submit the same to Del Taco for its approval. This Agreement does not include the grant of a license by Del Taco to the Developer of any rights to use the Del Taco System or any part of this Del Taco System or to open or operate any Restaurants within the Development Area. The Developer shall obtain the license to use those additional rights at each Restaurant upon the execution of each Franchise Agreement by both the Developer and Del Taco and by payment of the franchise fee set forth in Section 5 of this Agreement.

(b) The Development Rights granted under this Agreement constitute personal services and the Developer cannot sell, assign, transfer or encumber them, in whole or in part.

(c) The Developer shall have no right to use in its name the name “Del Taco,” “Del” or other names used by Del Taco.

(d) The Developer shall indicate clearly the independent ownership of the Developer’s business.

(e) The Developer shall indemnify and hold Del Taco harmless from any liability, damage or cost (including reasonable attorneys’ fees) as a result of claims, demands or judgments, of any kind or nature, by any person or entity, arising out of, or otherwise connected with, this Agreement, the Development Rights, the acquisition of any restaurant site, or the development or construction of any Restaurant.

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(f) In connection with any development or construction of any Restaurant under this Agreement, the Developer shall comply with all applicable state, federal and local laws, rules and regulations applicable to its development and construction.

(g) Concurrent with the execution of this Agreement, if the Developer is not an individual, each holder of an ownership interest in the Developer shall execute the Personal Guarantee included with this Agreement.

(h) The Developer shall meet with representatives of Del Taco at the Developer’s Restaurant or business offices, annually upon Del Taco’s reasonable request, to review the Developer’s staffing, sales, future development plans, the Developer’s qualification status for further development, and any other matters Del Taco reasonably may determine to review.

(i) Concurrent with the opening of the first Restaurant under this Agreement, the Developer shall install at its business office, if any, a computer system compatible with and that meets all the same standards as the computer system in each Restaurant, including the installation of any dedicated telephone and power lines and modems required to bring the computer system “on-line” with Del Taco’s computer system at its headquarters. Del Taco shall have the right to access the Developer’s computer system, as Del Taco decides necessary or appropriate, to retrieve data and information relating to the Restaurants, including (without limitation) daily sales, menu mix, point of sale, bookkeeping, operations and financial information; customer survey results; and inventory information. Should Del Taco develop proprietary software programs, system documentation manuals, and other proprietary materials in connection with the operation of the Restaurants, the Developer shall utilize Del Taco’s proprietary software and programs and, upon request by Del Taco, shall pay a software license fee and execute a standard form of software license agreement. The Developer also shall purchase from Del Taco any new or upgraded proprietary software programs, manuals and computer- related materials that Del Taco decides to adopt or upgrade at the prices and upon the terms Del Taco may establish.

13. Retention of Rights. Except as provided in Section 2 of this Agreement, Del Taco shall retain the following rights:

(a) The right to construct and operate other Del Taco restaurants and to use the Del Taco System or any part of the Del Taco System at any location outside the Development Area and to license others to do the same.

(b) The right to develop, use and franchise the rights to any trade names, trademarks, service marks, trade symbols, emblems, signs, slogans, logos or copyrights designated by Del Taco for use with the Del Taco System for use with the same, similar or different franchise systems for the sale of the same, similar or different products or services as those used in connection with the Del Taco System at any location outside the Development Area on any terms and conditions Del Taco may deem advisable and without granting the Developer any rights in them.

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(c) The right to develop, construct, operate, merchandise, sell, license and/or franchise others to sell Del Taco foods and other products to the public within the Development Area, including the immediate area surrounding any Del Taco restaurant location submitted by Developer to Del Taco for approval, or any Del Taco restaurant established by Developer, irrespective of any boundaries otherwise referenced in this Agreement through restaurant outlets (whether mobile or fixed, permanent or temporary) located on military bases, institutional outlets (including, without limitation, college campuses, hospitals and school lunch programs), fairs, athletic contests or other special events, convenience stores, casinos, airports and larger retail outlets, including (without limitation) Wal-Mart and Home Depot, toll roads, limited access highways, schools, universities, enclosed shopping malls, hotels, industrial or government facilities, amusement or theme park complexes, train stations, bus stations or transportation facilities, and other locations owned or operated by major institutions with sites throughout the country or a particular state (collectively, referred to as “Alternative Points of Distribution”) and to use the Del Taco System in connection with those Alternative Points of Distribution.

Del Taco shall notify Developer in writing of Del Taco’s or another franchisee’s intent to develop one or more Del Taco restaurants at the specific Alternative Point of Distribution within the Development Area. If Developer can demonstrate to Del Taco’s satisfaction, within 30 days of Developer’s receipt of such notification, that Developer has the ability to enter into an agreement under the same terms and conditions offered to Del Taco or another franchisee, as well as the financial and operational resources available to it for the development of the Del Taco restaurant at the specific Alternative Point of Distribution, then Del Taco shall offer the opportunity to Developer under the same terms and conditions offered to Del Taco or another franchisee.

(d) After the expiration or earlier termination of this Agreement, to continue to construct and operate other Restaurants and to use the Del Taco System at any location within the Development Area and to license others to do the same.

14. Defaults. The occurrence of any of the following events shall constitute a default under this Agreement:

(a) The Developer fails to submit a complete Site Approval Package by the time set forth in the Development Schedule.

(b) The Developer begins construction on any Restaurant prior to Del Taco’s approval of the site and construction plans for the proposed Restaurant.

(c) The Developer fails to open the Restaurants by the time set forth in the Development Schedule.

(d) The Developer uses the Del Taco System or any other names, marks, systems, logos, symbols or rights belonging to Del Taco except pursuant to, and in accordance with, a valid and effective Franchise Agreement.

(e) The Developer or any Affiliate of the Developer has any interest, direct or indirect, in the ownership or operation of any restaurant which offers Mexican food or operates like, competes with, looks like, copies or imitates any Restaurant or uses any part of the Del Taco System other than in accordance with this Agreement.

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(f) The Developer fails to remit to Del Taco any payments required by Section 5 when due.

(g) The Developer begins work upon any Restaurant at any site before satisfying all of the conditions set forth in this Agreement.

(h) The Developer attempts to effect any assignment of its rights under this Agreement.

(i) The Developer makes, or has made, any misrepresentations to Del Taco in connection with obtaining this Agreement or any Franchise Agreement or in acquiring, developing or constructing any Restaurant.

(j) The Developer fails to obtain Del Taco’s prior written approval or consent as expressly required by this Agreement.

(k) The Developer defaults in the performance of any other obligation under this Agreement.

(l) The Developer defaults in the performance of any obligation under any Franchise Agreement or other agreement with Del Taco, whether or not terminated as a result of the default.

(m) The Developer or any guarantor of the Developer (1) becomes insolvent by reason of or admits its inability to pay its debts as they mature, (2) is adjudicated a bankrupt, or (3) files or has filed against it a petition in bankruptcy, reorganization or similar proceedings.

(n) A court of competent jurisdiction appoints a receiver, permanent or temporary, of the business, assets or property of the Developer or any guarantor of the Developer.

(o) The Developer or any guarantor of the Developer requests the appointment of a receiver or makes a general assignment for the benefit of creditors.

(p) The Developer suffers a final judgment against it or any guarantor of the Developer in the amount of $10,000 or more that remains unsatisfied or of record for 30 days or longer.

(q) Anyone attaches the bank accounts, property or receivables of the Developer or any guarantor of the Developer.

(r) Anyone executes a levy against the business or property of the Developer or any guarantor of the Developer.

(s) The Developer repeatedly fails on more than two occasions during any 12-month period to comply with one or more requirements of this Agreement or any other agreement with Del Taco, whether or not corrected after notice.

(t) The Developer or any Affiliate of the Developer is convicted of any felony or any other crime involving moral turpitude.

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15. Termination. Upon the occurrence of any event of default, Del Taco, without prejudice to any other rights or remedies contained in this Agreement or provided by law, shall have the following rights and remedies:

(a) With regard to any default involving the non-payment of money, Del Taco may terminate this Agreement if the Developer fails to cure the default within five days (or any longer period required by applicable state law) after Del Taco gives written notice of the default to the Developer.

(b) With regard to any default not involving the non-payment of money or a non-curable default listed below, Del Taco may terminate this Agreement if the Developer fails to cure the default within 30 days (or any longer period required by applicable state law) after Del Taco gives written notice of the default to the Developer.

(c) With regard to any of the defaults other than those listed in paragraphs (a), (f), (k) or (l) of Section 14, Del Taco may terminate this Agreement immediately upon written notice to the Developer, subject to applicable state law.

(d) Upon termination of this Agreement for any reason, and without limiting any rights or remedies available to Del Taco under this Agreement or the law, the Developer shall cease immediately any attempts to select or develop sites on which to construct Restaurants.

(e) The termination of this Agreement shall not affect the rights of the Developer to operate Restaurants in accordance with the terms of any Franchise Agreement with Del Taco until and unless those agreement terminate or expire.

16. Legal Form of Developer. If the Developer or its successor is a legal entity, the following provisions shall apply:

(a) The articles of incorporation and bylaws, partnership agreement, limited liability company operating agreement, or similar organizational documents (the “Charter Documents”) shall limit the purpose of the entity to the development and operation of Del Taco Restaurants and shall prohibit the issuance and transfer of the ownership interests in the Developer in violation of this Agreement. The Developer shall furnish Del Taco, at the time of execution of this Agreement or upon the issuance or transfer of any ownership interests in the Developer, certified copies of its Charter Documents evidencing compliance with the foregoing and an agreement executed by all owners of the Developer, stating that no owner shall sell, assign or transfer, voluntarily or by operation of law, any ownership interests in the Developer to any person or entity other than existing owners, to the extent permitted by this Agreement, without the prior written consent of Del Taco. All ownership interests issued by the Developer shall bear the following legend, which shall appear legibly and conspicuously on each document or certificate evidencing an ownership interest:

“The transfer of these securities is subject to the terms and conditions of an agreement with Del Taco LLC.”

(b) The Developer shall recall any presently issued and outstanding ownership interests and place the foregoing legend on them. The Developer shall place a stop transfer order against the transfer of any ownership interests, except transfers permitted by this Section 16. Each holder of an ownership interest in the Developer shall execute the Personal Guarantee included with this Agreement.

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17. Confidentiality and Covenants Not to Compete. The Developer shall comply with the following confidentiality and covenant not to compete provisions:

(a) The Developer and its Affiliates shall not use, in connection with the operation of any restaurant (other than the Restaurant) any part of the Del Taco System or any other names, marks, systems, logos, symbols or foodstuffs provided by Del Taco or proprietary foodstuffs provided by an approved vendor to the Developer or cause or permit any restaurant to offer Mexican food or look like, copy or imitate the Restaurant other than pursuant to an agreement with Del Taco.

(b) The Developer and its Affiliates shall hold the Del Taco System and all parts of the Del Taco System in confidence. The Developer acknowledges that Del Taco has developed the Del Taco System over an extended period of time and at a substantial cost to Del Taco and, if used by other persons, firms or entities, would give those other persons, firms or entities an unfair competitive advantage. The Developer shall not disclose (except to employees or agents that need access to the information in order to construct or operate the Restaurant) or use or permit the use of the Del Taco System, or any part of the Del Taco System, except as authorized by this Agreement.

(c) The Developer and its Affiliates shall treat as and keep confidential the Standard Operating Procedures Manual, any other manuals or materials designated for use with the Del Taco System, and any other information Del Taco may designate from time to time for confidential use with the Del Taco System, as well as all other trade secrets, confidential information, knowledge and know-how concerning the construction or operation of the Restaurant imparted to, or acquired by, the Developer from time to time in connection with this Agreement. The Developer acknowledges the unauthorized use or disclosure of that confidential information and trade secrets will cause incalculable and irreparable injury to Del Taco. The Developer accordingly agrees that it shall not disclose (except to employees or agents that need access to the information in order to construct or operate the Restaurant) or use or permit the use of that information, in whole or in part, or otherwise make the same available to any unauthorized person or source. Any and all information, knowledge and know-how about the Del Taco System; Del Taco’s products, services, standards, specifications, systems, procedures and techniques; and any other information or material Del Taco may designate as confidential shall constituted confidential information for the purposes of this Agreement. The Standard Operating Procedures Manual; any other manuals or materials designated for use with the Del Taco System; the knowledge concerning the logic, structure and operation of computer software programs that Del Taco authorizes for use in connection with the operation of the Restaurants; and all confidential information and trade secrets shall remain the sole property of Del Taco, and the Developer shall not acquire any right, title or interest in it by virtue of its authorization pursuant to this Agreement to possess and use the same.

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(d) The Developer shall cause each person actively involved in the management or operation of the business of the Developer or the operation of the Restaurant, at the time of his or her employment, to enter into a confidentiality agreement in the form required from time to time by Del Taco. The Developer shall prevent any person from using, in connection with the operation of any restaurant, the Del Taco System or from operating any restaurant which offers Mexican food or looks like, copies, competes with, or imitates the Restaurant or any Del Taco restaurant or operates in a manner that seeks to serve the same customers as Del Taco or any franchisee of Del Taco, other than pursuant to an agreement with Del Taco. If the Developer has reason to believe that any person has violated the provisions of the confidentiality agreement or this Section 17, the Developer shall notify Del Taco and shall cooperate with Del Taco to protect Del Taco against infringement or other unlawful use of the Del Taco System, including (without limitation) the prosecution of any lawsuits if deemed necessary or advisable by Del Taco.

(e) The Developer (and if a legal entity, the Developer’s owners holding a 10% or greater interest in the Developer), during the term of this Agreement and for a period of two years after the expiration or termination of this Agreement, shall not engage in or acquire any direct or indirect interest in any business that uses, duplicates or simulates in any way the Del Taco System or any portion of the Del Taco System. In addition, the Developer (and if a legal entity, the Developer’s owners holding a 10% or greater interest in Developer), during the term of this Agreement and for a period of two years after the expiration or termination of this Agreement, shall not engage in any food service business similar to the food service business operated under the Del Taco System within the Protected Area of any Restaurant or within two miles of any other Del Taco restaurant owned and/or operated by Del Taco or any other franchisee or licensee of Del Taco.

(f) The Developer acknowledges that any violation of this Section 17 shall constitute both a material breach of this Agreement and a tortious interference with Del Taco’s rights in its confidential information and trade secrets. The Developer further acknowledges that any violation will cause irreparable and incalculable harm to Del Taco and agrees that Del Taco shall have the right to obtain temporary and permanent injunctions to prevent violations.

18. Arbitration. Del Taco and the Developer shall submit any controversy or claim arising out of or relating to this Agreement, or with respect to a breach of the terms of this Agreement, and any other controversy, claim or dispute between the parties to arbitration in accordance with the following provisions:

(a) Demand to Arbitrate. The claimant shall send a notice of a demand for arbitration, in writing, to the other party to the dispute. The demand shall state with particularity the nature and grounds of the claim, dispute or controversy and the nature of relief being sought. A claimant shall make a demand for arbitration promptly after the claim, dispute or other matter in question has arisen; but, in any event, before the applicable statute of limitations would bar the institution of legal or equitable proceedings based on the claim, dispute or other matter in question.

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(b) Appointment of Arbitrators. Within 10 days after the demand to arbitrate, Del Taco and the Developer each shall request the appointment of three neutral arbitrators by the American Arbitration Association, or its successor, and the three arbitrators chosen shall conduct the arbitration. If the failure or refusal of either party to cooperate in the selection of the arbitrators prevents the selection of the arbitrators within 30 days after the demand for arbitration, the failure or refusal shall constitute an irrevocable consent to the arbitrators appointed by the American Arbitration Association. Unless otherwise specifically stated in this Section 18, the appointment of arbitrators take place in accordance with the rules of the American Arbitration Association, or its successor, then in effect. If the American Arbitration Association, or successor, no longer exists, either party may apply to the Orange County Superior Court for the appointment of the arbitrators.

(c) Conduct of Arbitration. Notwithstanding any requirements imposed by law (except to the extent mandatory), the following provisions shall apply to any arbitration conducted under this Section 18:

(1) Power of Chairman. The arbitrators shall select a chairman of the arbitration panel, who shall rule on all procedural matters including (without limitation) the selection of the time and place for the hearing, matters relating to discovery, and the admissibility of evidence.

(2) Response to Demand. Within five days after the appointment of the last arbitrator, the party against whom arbitration is sought shall file with the arbitrators and serve on the other party a statement (i) responding with particularity to the claims set forth in the demand to arbitrate, (ii) setting forth any defensive matters, and (iii) setting forth any claims that the person has against the party instituting the arbitration. The statement required by this provision shall take substantially the same form as required for answers and cross-complaints by the Federal Rules of Civil Procedure. If the other party does not file statement required by this provision in a timely manner, it shall not have the right to assert any defensive matters or any claims against the party instituting the arbitration.

(3) Amendment of Claim. If, after the delivery of the notice of demand for arbitration, either party desires to make any new or different claim, the party shall make the claim made in writing and shall file it with the arbitrators if the chairman, upon good cause shown, determines the other party may file the amended claim. The filing of an amended claim shall not extend the time for the holding of the arbitration hearing or the making of an award.

(4) Time for Arbitration Hearing. The arbitration hearing shall take place no sooner than 60 nor later than 90 days after the appointment of the last arbitrator and the chairman shall give notice of the date, time and place of the hearing to the parties within 10 days after the appointment of the last arbitrator.

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(5) List of Witnesses and Documents. Either party, within 10 days after receipt of the notice of the hearing, shall have the right to demand in writing, served personally or by registered or certified mail, that the other party provide a list of witnesses it intends to call, designating which witnesses it will callas expert witnesses, and a list of documents it intends to introduce at the hearing, provided that the demanding party provides its lists of witnesses and documents at the time of its demand. The demanding party shall serve a copy of those demands and the demanding party’s lists on the arbitrators at the time served on the other party. The recipient of the request shall serve on the requesting party personally or by certified mail, within 10 days after receipt of the request, copies of the lists requested and, also, shall serve such lists on the arbitrators at the same time. The party shall make any documents listed available for inspection and copying at reasonable times prior to the hearing. The failure to list a witness or a document shall bar the testimony of an unlisted witness or the introduction of any undesignated document at the hearing.

(6) Record. The arbitrators shall make the necessary arrangements for the taking of a stenographic record whenever requested by a party. The arbitrators shall determine the allocation of the cost of providing that record between the parties.

(7) Attendance at Hearings. Any person who is a party to the arbitration may attend the hearings. The arbitrators otherwise shall have the power to exclude any witness, other than a party or other essential person, during the testimony of any other witness. The arbitrators also shall have the power to exclude the attendance of any other person.

(8) Adjournments. Except for adjournments required by law or caused by to illness or disability of an arbitrator, the arbitrators shall not adjourn, continue or otherwise delay the hearing without the written consent of the parties.

(9) Production of Witnesses and Records. Upon application of a party to the arbitration or upon his or her own determination, the chairman may issue subpoenas for the attendance of witnesses and subpoenas duces tecum for the production of books, records, documents and other evidence. The parties shall serve and may enforce subpoenas in accordance with the provisions of the Federal Rules of Civil Procedure then in effect.

(10) Absence of a Party. The arbitration may proceed in the absence of any party who, after the notice of the hearing, fails to attend. The arbitrators shall not make an award solely on the default of a party, and the arbitrators shall require the party present to submit evidence required for the making of an award.

(11) Authority to Administer Oaths. The chairman may administer oaths.

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(12) Evidence. The parties may offer any evidence they desire and shall produce any additional evidence the arbitrators may deem necessary to an understanding and determination of the dispute. The chairman shall judge the relevancy and materiality of the evidence offered and need not conform to the legal rules of evidence. The parties shall present all evidence in the presence of all of the arbitrators and all of the parties, except when a party has failed to appear or has waived his or right to attend.

(13) Evidence by Affidavit and Filing of Documents. The arbitrators shall receive and consider the evidence of witnesses by affidavit, but shall give it only as much weight as they deem it entitled to after consideration of any objections made to its admission. Each party shall file all documents not filed with the arbitrators at the hearing, but arranged for at the hearing or subsequently by agreement of the parties, shall be filed with the arbitrators. All parties shall have the opportunity to examine those documents.

(14) Discovery. The parties to the arbitration shall have the right to take depositions and to obtain discovery regarding the subject matter of the arbitration and, to that end, to use and exercise all the same rights, remedies and procedures (subject to all the same duties, liabilities and obligations) in the arbitration with respect to the subject matter as provided in the Federal Rules of Civil Procedure then in effect. Notwithstanding the foregoing, a party may take a deposition on 10 days’ notice at any time after the delivery of the notice of demand to arbitrate and may require an answer or response to interrogatories or requests for admission within 15 days after their receipt. In connection with any discovery, the chairman shall have the power to enforce the rights, remedies, procedures, duties, liabilities and obligations of discovery by the imposition of the same terms, conditions, consequences, liabilities, sanctions and penalties available in like circumstances in a civil action by a federal court under the provisions of the Federal Rules Civil Procedure, except the power to order the arrest or imprisonment of any person. The chairman may consider, determine and make any orders imposing any terms, conditions, consequences, liabilities, sanctions and penalties, deemed necessary or appropriate at any time or stage of the course of the arbitration, and those orders shall constitute conclusive, final and enforceable arbitration awards on the merits.

(15) Reopening of Hearings. The arbitrators may reopen an arbitration hearing on their own motion or upon application of a party at any time before making an award; provided, however, that, if the reopening of the hearing will prevent the making of the award within the time specified in this Section 18, the arbitrators may not reopen the matter unless the parties agree to an extension of the time limit.

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(16) Extensions. The parties may modify any period of time by mutual agreement, but the arbitrators shall not have the power to extend any period of time whatsoever.

(17) Time for Award. The arbitrators shall render the award no later than 20 days after the completion of the hearing.

(d) Application of Federal Rules of Civil Procedure. Except to the provided otherwise in this Section 18, any arbitration conducted under this Section 18 shall take place in accordance with the Federal Rules of Civil Procedure then in effect.

(e) Finality; Enforcement; Venue. The award of the arbitrators shall constitute a final award and shall bind all parties to the arbitration, and the parties may enter a judgment on the aware in any court of competent jurisdiction. All arbitrations shall take place in Orange County, California.

(f) Arbitration Costs, Attorneys’ Fees and Costs. Each party shall bear their share of the costs of the arbitration proceeding. The prevailing party to the arbitration shall have the right to an award of its reasonable attorneys’ fees and costs incurred after the filing of the demand for arbitration.

(g) Injunctive Relief. Notwithstanding anything to the contrary contained in this Section 18, either party may file suit in a court of competent jurisdiction for the entry of temporary or preliminary injunctive relief, restraining orders and orders of specific performance, including (without limitation) injunctive relief pertaining to the Developer’s use of the Del Taco System, including Del Taco’s trademarks and service marks.

19. Notices. Except as otherwise provided in this Agreement, when this Agreement makes provision for notice or concurrence of any kind, the sending party shall deliver or address the notice to the other party by hand delivery, certified mail, delivery via a nationally-recognized overnight delivery service, telecopy or e-mail to the following address, as applicable:

Del Taco:	25521 Commercentre Drive
Lake Forest, California 92630
Telecopy Number: (949) 462-9300

The Developer:	The Developer’s notice address set forth
on Exhibit A to this Agreement

All notices pursuant to the provisions of this Agreement shall run from the date that the other party receives or refuses delivery of the notice or three business days after the party places the notice in the United States mail. Each party may change the party’s address by giving written notice to the other party.

20. Governing Law and Venue. The internal laws of California, without regard to its conflicts of laws provisions, shall govern the interpretation and enforcement of this Agreement. However, the laws of the state in which the Developer resides or has its principal place of business shall govern the interpretation and enforcement of the non-compete provisions of Section 17 of this Agreement. Subject to the terms and provisions of Section 18, above, Del Taco and the Developer shall bring any controversy or claim arising out of this Agreement only before a court of competent jurisdiction in Orange County, California.

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21. Remedies, Waiver, Consents and Damages. Except as set forth in this Agreement, no rights or remedies set forth in this Agreement shall exclude any other right or remedy allowed by law or in equity. No waiver by a party of any covenant or condition or breach of any covenant or condition of this Agreement shall constitute a waiver of any subsequent breach or nonobservance on any other occasion of the same or any other covenant or condition of this Agreement. Subsequent acceptance by Del Taco of payments due it shall constitute a waiver by Del Taco of any prior breach. Whenever this Agreement requires Del Taco’s prior approval or consent, the Developer shall make a timely written request to Del Taco for the approval or consent, which Del Taco shall grant, if at all, only in writing. Del Taco makes no warranties or guarantees upon which the Developer may rely, and assumes no liability or obligation to the Franchisee, by providing any waiver, approval, consent or suggestion to the Developer in connection with this Agreement or by reason of any neglect, delay or denial of any request. The Developer and the Developer’s owners hereby waive any right to or claim for punitive or exemplary damages, multiple damages, or consequential damages (even if the Developer has advised Del Taco of the possibility of those damages), or any other damages, whether based on contract, tort or otherwise, except for actual damages. The actual damages that the Developer may recover shall not exceed the aggregate amount of development fees paid by the Developer to Del Taco since the occurrence of the act or omission giving rise to the claim for damages and shall remain subject to any applicable statute of limitations.

22. Severability. If a court or arbitrator finds any provision of this Agreement or the application of any of its provisions to any person or to any circumstances invalid or unenforceable, that finding shall not affect any other provision of this Agreement or its application to any other person or circumstance.

23. Entire Agreement. This Agreement and any addendum to this Agreement contain the entire agreement between the parties to this Agreement relating to the subject matter of this Agreement. The Developer acknowledges that Del Taco and its representatives have made no representations to the Developer and, further, that the Developer has not relied on any representations other than or inconsistent with the provisions of this Agreement and the information set forth in the most recent franchise disclosure document provided to the Developer. Nothing in this Agreement or in any related agreements is intended to disclaim the representations made in the franchise disclosure document. No agreement of any kind relating to the matters covered by this Agreement shall bind either party unless in writing and executed by all interested parties.

24. Designated Persons. Del Taco and the Developer certify to each other that (a) it is not acting, directly or indirectly, for or on behalf of any person, group, entity or nation named by an Executive Order or the United States Treasury Department as a terrorist, “Specifically Designated Nation and Blocked Person,” or other banned or blocked person, group, entity or nation pursuant to any law, order, rule or regulation enforced or administered by the Office of Foreign Assets control; and (g) it is not engaged in this transaction, directly or indirectly on behalf of, or instigating or facilitating this transaction, directly or indirectly on behalf of, any such person, group, entity or nation.

25. Joint and Several Obligation. If the Developer consists of more than one person or entity, each person and entity shall have joint and several liability for the Developer’s obligations under this Agreement.

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26. Incorporation of Exhibits. All exhibits referred to in this Agreement constitute an integral part of this Agreement.

27. Headings and Pronouns. The headings in this Agreement appear for convenience only and shall not alter or affect any provisions. Each pronoun used in this Agreement shall include the other numbers and genders, as appropriate.

28. Representations, Warranties and Acknowledgments. The Developer represents, warrants and acknowledges to Del Taco as follows:

(a) The Developer has conducted an independent investigation of the business contemplated by this Agreement and recognizes that the business involves risks that make the success of the venture dependent upon factors beyond the control of Del Taco. Del Taco expressly disclaims the making of, and the Developer acknowledges that it has not received or relied upon, any warranty or guarantee, expressed or implied, as to the potential volume, profits or success of the business venture contemplated by this Agreement.

(b) The Developer has no knowledge of, and has not relied upon, any representations by Del Taco or its officers, directors, owners, employees, agents or servants about the business contemplated by this Agreement contrary to the terms of this Agreement and further represents to Del Taco, as an inducement to Del Taco’s entry into this Agreement, and that it has made no misrepresentations in obtaining this Agreement.

(c) The Developer has received, read and understands this Agreement and Del Taco has afforded the Developer ample time and opportunity to consult with advisors of its own choosing about the potential benefits and risks of entering into this Agreement.

(d) The Developer understands that present and future franchisees of Del Taco may operate under different forms of agreement and, consequently, the obligations and rights of the parties to those agreements may differ materially from the obligations and rights contained in this Agreement.

(e) The execution, delivery and performance of this Agreement shall not constitute a breach of any agreement, contract or other instrument binding on the Developer.

(f) No one has any right to any fees or commissions incurred by the Developer in connection with this Agreement and the Developer shall indemnify and hold Del Taco harmless from all liabilities, costs and expenses (including reasonable attorneys’ fees) in connection with any claims for fees or commissions.

29. Developer Not Del Taco’s Agent. This Agreement does not in any way create the relationship of principal and agent between Del Taco and the Developer. The Developer shall not act or attempt to act or represent itself, directly or by implication, as an agent of Del Taco or in any manner assume or create or attempt to assume or create any obligation on behalf of or in the name of Del Taco nor shall the Developer act or represent itself as an affiliate of any other authorized franchisee of Del Taco. The Developer shall represent and conduct itself as an independent contractor of Del Taco. The Developer shall not have the authority, express or implied, to bind or obligate Del Taco in any way.

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30. Binding Effect. This Agreement shall bind the parties and their respective executors, administrators, successors and assigns.

31. Interference with Employment Relations. During the term of this Agreement, neither Del Taco nor the Developer shall employ or seek to employ, directly or indirectly, any person serving in a managerial position for the other party or its subsidiaries or for any other franchisee in the Del Taco System, except with the other employer’s written consent. For purposes of this section, “managerial position” shall include all restaurant employees serve as shift supervisors and above.

Executed and delivered as of the day and year first set forth above.

Del Taco:	Del Taco LLC

By:
Jack T. Tang, General Counsel

Developer:

By:
Its:
Date:

Concurrent with its execution of this Agreement, if the Developer is not an individual, each holder of an equity interest in the Developer (e.g., shareholder, partner, member) shall execute this Personal Guarantee.

Personal Guarantee

Each of the undersigned hereby personally guarantees the performance of any and all obligations (the “Obligations”) of this Development Agreement. Each of the undersigned agrees that Del Taco or its successor or assignee may proceed against the undersigned directly and independently of the Developer, and the cessation of the liability of the Developer for any reason other than the full performance of all Obligations, or any extension, renewal or forbearance of the performance of the Obligations, or any impairment or suspension of Del Taco’s or its successor’s or assignee’s remedies or rights against the Developer, shall not in any way affect the liability of the undersigned.

Date:

Date:

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Exhibit A

Identification of Developer and Development Area

Name of the Developer:

Notice Address:

Telecopy:

The Development Area shall consist of the following cities or counties in accordance with their boundaries in effect as of the date of this Agreement, excluding (1) the protected areas of any existing franchised Del Taco restaurants within that area and (2) a circular area within a one-mile radius of the front door of any existing company-owned Del Taco restaurants:

The Developer may develop a restaurant up to a boundary of above-described area and, if defined by a road, up to the side of the right-of-way for the road in the direction of the interior of the area. If Del Taco accepts a location near a boundary of the above-described area, the Development Area also shall include all of the protected area of the Del Taco restaurant at that accepted location, including the portion of the protected area extending outside the area otherwise described above. Similarly, if an adjacent multi-unit franchisee receives Del Taco’s acceptance of a location near a boundary of the above-described area, the Development Area for that adjacent developer or franchisee shall include all of the protected area of the Del Taco restaurant at that accepted location and the Development Area shall not include that portion of the other developer’s or franchisee’s protected area extending into the area otherwise described above.

Notwithstanding the foregoing, Del Taco shall have the right to operate, or license others to operate, any co-branded or multi-branded restaurant within the Development Area that utilizes Del Taco’s trademarks and other intellectual property and sells the same or similar menu items as a Del Taco restaurant together with the trademarks, intellectual property, and menu items of one or more other related or unrelated companies.

[Optional Provision: Notwithstanding any other provisions in this Agreement, the Developer shall have only the non-exclusive right to develop Del Taco restaurants in the above-described area. When Del Taco grants exclusive rights to all or any part of the above-described area to another individual or entity or when Del Taco designates all or any part of the above-described area as reserved exclusively for its development of company-owned restaurants, the Developer’s non-exclusive rights to develop in the affected area shall terminate. Del Taco reserves the right to develop Del Taco restaurants itself in the above-described area and grant exclusive or non-exclusive development rights to all or any part of the above-described area to another individual or entity without notice to the Developer. The Developer shall obtain exclusive rights to a specific location within the above-described area only upon the submission of a complete location approval package followed by the execution of a written agreement for that location within 60 days after the submission of the package. The written agreement shall specify the duration (one year) and geographic scope (one mile) of the Developer’s exclusive rights for that location. The submission of

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the package must occur prior to Del Taco’s grant of exclusive rights to any area that includes the location to another individual or entity or Del Taco’s designation of any area that includes the location as reserved exclusively for the development of company-owned restaurants.]

[Optional Provision: Notwithstanding any other provisions in this Agreement, the protected area for an inline or end cap location specified in a Franchise Agreement issued pursuant to this Agreement shall not exceed a circular area within three blocks from the front door of the Del Taco restaurant if located at any location within an urban, inner-city area, as determined by Del Taco in its sole discretion. In addition, notwithstanding any other provision in this Agreement, Del Taco reserves the right to require an impact study for any inline or end cap location proposed by the Developer, in Del Taco’s sole discretion, at the Developer’s sole cost and expense. If the impact study provides evidence, in Del Taco’s sole opinion, of potential impact on an existing or planned Del Taco restaurant location, Del Taco may disapprove the location.]

The following map shall serve only as a general illustration of the area described above. In the event of any conflict between the foregoing description and the following map, the foregoing description shall control.

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Exhibit B

Development Schedule

Restaurants	Site Approval Package Due Date	Restaurant Opening Date

One

Two

Three

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